Exhibit 24.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated December 6, 2006 accompanying the consolidated financial statements and schedules and management’s assessment of internal control over financial reporting included in the annual report of Insteel Industries, Inc. on Form 10-K for the years ended September 30, 2006, October 1, 2005 and October 2, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Insteel Industries, Inc. on Forms S-8 (File No. 3361887, effective September 5, 1995, File No. 33-61889, effective September 5, 1995, File No. 33-348011, effective March 16, 1998, File No. 333-30934, effective February 23, 2000 and File No. 333-123325, filed March 15, 2005).
GRANT THORNTON LLP
Greensboro, North Carolina
December 6, 2006

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